UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2012

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2012, Dialogic Inc. (the “Company”) entered into letter agreements with certain of the Company’s principal stockholders (the “Specified Stockholders”) to amend (a) the Securities Purchase Agreement, dated as of April 11, 2012, by and among the Company and the Specified Purchasers (the “Securities Purchase Agreement”), to extend the date by which the Company is required to call a special or annual meeting of the Company’s stockholders from June 30, 2012 to August 15, 2012 and (b) the convertible promissory notes issued pursuant to the Securities Purchase Agreement to extend the maturity date from June 30, 2012 to August 15, 2012. In addition through the letter agreements or amendments the Company has also amended the voting agreements it previously entered into with those Specified Stockholders who were party to voting agreements to extend the termination date of such voting agreements from June 30, 2012 to August 15, 2012 and amended the subscription agreements of such Specified Shareholders who were party to subscription agreements to extend the date at which the Company was required to call a special or annual meeting of the Company’s stockholders from June 30, 2012 to August 15, 2012.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 18, 2012, the Company and its affiliates executed upon a restructuring plan and notified affected employees of a workforce reduction of approximately 120 full-time positions, or approximately 15% of the Company and its affiliates’ combined workforce. The notice periods for employees varied by country. Affected employees are eligible to receive severance payments totaling approximately $2 to $3 million, in exchange for a customary release of claims against the Company or its affiliate in those countries where the severance amounts exceed what is required under applicable law. The Company is undertaking this workforce reduction to reduce its operating costs and focus its resources on a restructured business model.

The Company expects to record a pre-tax charge of approximately $2.5 to $4 million in the second quarter of 2012 related to the restructuring program. The estimate of cash expenditures that the Company expects to incur and the pre-tax charge related thereto in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

This Item 2.05 contains “forward-looking” statements, including but not limited to statements with respect to the expected timing for completion of the restructuring plan and statements with respect to the expected impact and expenses and costs to be incurred in connection with the restructuring plan. Any statements contained in this Item 2.05 that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the possibility that the Company may require more cash than anticipated for its operating or restructuring activities, the Company’s need to retain skilled employees and consultants, and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other periodic filings with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements.

Item 5.08. Shareholder Director Nomination.

On May 9, 2012, the Board of Directors of the Company set the date for its 2012 Annual Meeting of Stockholders as August 8, 2012. Stockholders wishing to submit a proposal to be considered for inclusion in this year’s proxy materials must do so in writing not later than the close of business on May 18, 2012, to Corporate Secretary, 1504 McCarthy Boulevard, Milpitas, California 95035. Stockholders wishing to submit a proposal that is not to be included in this year’s proxy materials or to nominate a director must also provide proper notice thereof not later than the close of business on May 21, 2012.

Item 8.01. Other Events.

On February 28, 2012, the Company received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying the Company that its common shares had failed to maintain a minimum market value of publicly held shares (“MVPHS”) of $15,000,000 over the previous 30 consecutive business days as required by The Nasdaq Global Select Market set forth in Listing Rule 5450(b)(3)(C) (the “Rule”). On May 7, 2012, the Staff notified the Company that it has determined that for a minimum of the last 10 consecutive business days, from April 20, 2012 to May 4, 2012, the Company’s MVPHS has been $15,000,000 or greater. Accordingly, the Company has regained compliance with the Rule and this matter is now closed.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Letter Agreement dated May 10, 2012.

10.2	Form of First Amendment to Voting Agreement dated May 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: May 11, 2012
	By:	/s/ Anthony Housefather

Anthony Housefather Secretary, Executive Vice President, Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Letter Agreement dated May 10, 2012.

10.2	Form of First Amendment to Voting Agreement dated May 10, 2012.